Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MRC GLOBAL INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	3,000,000	$11.81	$35,430,000.00	$92.70 per $1,000,000	$3,284.36
Total Offering Amounts					$35,430,000.00		$3,284.36
Total Fee Offsets							—
Net Fee Due							$3,284.36

(1)

This Registration Statement also includes such additional number of shares of MRC Global Inc. common stock, par value $0.01 per share (“Common Stock”), issuable under the MRC Global Inc. Omnibus Incentive Plan, as amended (the “Incentive Plan”), as may be required in the event of a stock split, stock dividend or similar transaction in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents 3,000,000 additional shares of Common Stock reserved for future issuances under the Incentive Plan.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the registrant’s Common Stock on the New York Stock Exchange on June 8, 2022.